KOHL'S CORPORATION REPORTS NOVEMBER COMPARABLE STORE SALES

5th Consecutive Month of Comparable Store Sales Increases

MENOMONEE FALLS, WI, -- (Business Wire) - December 3, 2009 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended November 28, 2009 increased 7.1 percent from the four-week month ended November 29, 2008. On a comparable store basis, sales increased 3.3 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our November results reflect momentum in our efforts to take market share in a difficult environment. While consumers continue to be conservative in their spending, we achieved a 10% increase in transactions per store for the month, reflecting customers growing belief that Kohl's is delivering the best value. We intend to continue that focus on market share the rest of the holiday season through a strong value message including communicating our industry-leading return policy to ensure consumers know they can buy their gifts with confidence at Kohl's."

The Southwest region reported the strongest increase in comparable store sales for the ninth consecutive month. From a line of business perspective, Home reported the strongest comparable store sales increase.

	Fiscal Period Ended		% Change
	Nov. 28,	Nov. 29,	All	Comp
	2009	2008	Stores	Stores
($ in millions)
Month	$ 1,870	$ 1,746	7.1%	3.3%
Year-to-date	13,366	12,899	3.6	-0.7

As of November 28, 2009, the Company operated 1,059 stores in 49 states, compared to 1,004 in 48 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, December 3, until 8:30 PM EST on Friday, December 4. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,059 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464